Exhibit (10)-3

		  WISCONSIN ENERGY CORPORATION
                      AMENDED AND RESTATED
               SPECIAL EXECUTIVE SEVERANCE POLICY


Introduction

     Wisconsin Energy Corporation, a Wisconsin corporation ("Wisconsin Energy") has entered into an Agreement and Plan of Merger dated as of June 27, 1999, as amended (the "Merger Agreement") among Wisconsin Energy, WICOR, Inc. and CEW Acquisition, Inc. whereby WICOR, Inc. will become a wholly-owned subsidiary of Wisconsin Energy (the "WICOR Transaction") and although no change of control of Wisconsin Energy will occur in connection with such acquisition, the inevitable adjustments that will occur following the acquisition may result in loss or distraction of employees of Wisconsin Energy and its subsidiaries to the detriment of Wisconsin Energy and its shareholders.

     Accordingly, the Board of Directors of Wisconsin Energy (the "Board") has determined that appropriate steps should be taken to assure Wisconsin Energy of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the closing of the WICOR Transaction.

     Further, on April 25, 2000, the Board has determined that further steps should be taken to seek to assure the continued employment, attention and dedication to duty of the Participants by affording them with reasonable security against changes in their employment relationship should a change in control of Wisconsin Energy occur, entirely apart from the WICOR Transaction.

     Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.


                            ARTICLE I
                      ESTABLISHMENT OF PLAN

     As of the Effective Time of Merger (as defined in the Merger
Agreement), Wisconsin Energy hereby establishes a separation compensation plan known as the Wisconsin Energy Special Executive
Severance Policy, as set forth in this document.


                           ARTICLE II
                           DEFINITIONS

     As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

          (a)  Annual Compensation.  The sum of a Participant's
               Annual Salary and Annual Incentive Award.

          (b) Annual Incentive Award. The highest annual cash incentive award earned by a Participant during any of the 3 years prior to a termination of employment entitling the Participant to a Separation Benefit.

          (c) Annual Salary. The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Corporation or deferred pursuant to a written plan or agreement with the Corporation, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Corporation long-term or short-term incentive plan or any similar payment.

          (d)  Board.  The Board of Directors of Wisconsin
               Energy.

          (e) Code. The Internal Revenue Code of 1986, as amended from time to time.

          (f)  Committee.  The Compensation Committee of the
               Board.

          (g) Corporation. Wisconsin Energy and any successor thereto.

          (h) Date of Termination. The date on which a Participant ceases to be an Employee.

          (i) Employee. Any full-time, regular-benefit, non-bargaining employee of an Employer. The term shall exclude all individuals employed as independent contractors, temporary employees, other benefit employees, non-benefit employees, leased employees, even if it is subsequently determined that such classification is incorrect.

          (j)  Employer.  The Corporation, WICOR, Inc. as of the
               Effective Time of Merger as defined in the Merger
               Agreement, or a Subsidiary which has adopted the Plan pursuant to Article V hereof.

          (k) Participant. An individual who is designated as such pursuant to Section 3.1.

          (l)  Plan.  The Wisconsin Energy Special Executive
               Severance Policy.

          (m)  Separation Benefits.  The benefits described in
               Section 4.3 that are provided to qualifying
               Participants under the Plan. Such benefits are also referred to as Tier 1 benefits.

          (n) Separation Period. The period beginning on a Participant's Date of Termination and ending on the third anniversary thereof.

          (o) Subsidiary. Any corporation in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

          (p) Target Annual Incentive. The Annual Incentive Award that the Participant would have earned for the year in which his or her Date of Termination occurs, if the target goals had been achieved.

          (q) WICOR Closing Date. The Effective Time of Merger as defined in the Merger Agreement.

          (r)  Year 2000 Definitions.  The words defined in the
               Appendix attached hereto were added to the Plan by an Amendment Agreement adopted by Wisconsin Energy on April 25, 2000.


                           ARTICLE III
                           ELIGIBILITY

     III.1     Participation.  Each of the individuals named on
Schedule 1 hereto shall be a Participant in the Plan. Schedule 1 may be amended by the Board from time to time to add individuals as Participants.

     III.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he ceases to be an Employee of any Employer, unless, at the time he ceases to be an Employee, such Participant is entitled to payment of Separation Benefits as provided in the Plan or there has been an event or occurrence described in
Section 4.2(a) or (aa) which would enable the Participant to terminate his employment and receive Separation Benefits. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant. After the end of a 2-year period following the WICOR Closing Date, the Board may remove any Participant from coverage under the Plan. The removal may be accomplished by the Board's causing the Employer to provide written notice of such removal to the Participant at least one year in advance of the effective date of removal. The earliest effective date of any removal is the first day after the end of a 2-year period following the WICOR Closing Date, assuming that the required written notice of removal was given to the Participant at least one year in advance. If prior to the effective date of such removal, the Participant has become entitled to payment of a Separation Benefit or any other amounts under the Plan, such individual shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.


                           ARTICLE IV
                       SEPARATION BENEFITS

     IV.1 Right to Separation Benefit. A Participant shall be entitled to receive Separation Benefits in accordance with
Section 4.3 if the Participant ceases to be an Employee for any reason specified in Section 4.2(a) or (aa).

     IV.2 Termination of Employment.

          (a) Terminations Which Give Rise to Separation Benefits Under This Plan. Except as set forth in Section 4.2(b), a Participant shall be entitled to Separation Benefits if at any time on or after the WICOR Closing Date and before the end of a 2-year period following the WICOR Closing Date:

               (i) the Participant ceases to be an Employee by action of the Employer or any of its affiliates (excluding any transfer to another
                    Employer);

               (ii) the Participant's Annual Salary is reduced
                    below the higher of (A) the amount in effect immediately before the WICOR Closing Date and
                    (B) the highest amount in effect at any time thereafter, and the Participant ceases to be an Employee by his or her own action within 90 days after the occurrence of such reduction;

               (iii)     the Participant's duties and
                    responsibilities or the program of incentive compensation or retirement and welfare benefits offered to the Participant are diminished in comparison to the duties and responsibilities or the program of incentive compensation or retirement and welfare benefits enjoyed by the Participant immediately before the WICOR Closing Date, and the Participant ceases to be an Employee by his or her own action within 90 days after the occurrence after such reduction;

               (iv) the Participant is required to be based at a
                    location more than 35 miles from the location where the Participant was based and performed services immediately before the WICOR Closing Date, and the Participant ceases to be an Employee by his or her own action within 90 days after such relocation;

               (v) an Employer or any affiliate of an Employer sells or otherwise distributes or disposes of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the requirements of Section 4.2(b)(iii) are not met, and the Participant ceases to be an Employee by action of the Employer upon or within 90 days after such sale, distribution or disposition; or

               (vi) the Participant ceases to be an Employee by
                    his or her own action within 6 months after completion of one year of service following the WICOR Closing Date.

          (aa) Covered Termination Associated with a Change in Control. In the event of a Covered Termination Associated with a Change in Control, a Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3.

          (b) Terminations Which Do Not Give Rise to Separation Benefits Under This Plan. If a Participant's employment is terminated for Cause, disability, death, or a qualified sale of business (as those terms are defined below), or voluntarily by the Participant (whether on account of retirement or otherwise) in the absence of an event described in Section 4.2(a)(ii), 4.2(a)(iii), 4.2(a)(iv) or 4.2(a)(vi) or described in item 3(c) of the Appendix, the Participant shall not be entitled to Separation Benefits under the Plan.

               (i)  A termination for disability shall have
                    occurred where a Participant is terminated because illness or injury has prevented him or her from performing his or her duties (as they existed immediately prior to the illness or injury) on a full time basis for 180 consecutive business days.

               (ii) A termination for Cause shall have occurred
                    where a Participant is terminated because of:

                    A. the willful and continued failure of the Participant to perform substantially the Participant's duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or an elected officer of the Corporation which specifically identifies the manner in which the Board or the elected officer believes that the Participant has not substantially performed the Participant's duties, or

                    B.   the willful engaging by the Participant
               in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation.

               For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation.

               (iii)     A termination due to a qualified sale of
                    business shall have occurred where an
                    Employer or an affiliate of an Employer has sold, distributed or otherwise disposed of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the Participant has been offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which he worked for the Employer (including, without limitation, base salary, duties and responsibilities, program of benefits and location where based). Such terms and conditions shall also include, without limitation, a legally binding agreement or plan covering such Participant, providing that upon a termination of employment with the subsidiary, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor thereto of the kind described in
                    Article VI of this Plan, at any time before the end of a 2-year period following either the WICOR Closing Date or the first date on which a Change in Control of the Corporation occurs, as the case may be, the Participant's employer or any successor will pay to each such former Participant an amount equal to the Separation Benefit and other benefits that such former Participant would have received under the Plan had he been a Participant at the time of such termination. For purposes of this subsection, the new employer plan or agreement must treat service with any Employer (irrespective of whether the Employer was an affiliate of the Corporation or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating Separation Benefits.

     IV.3 Separation Benefits.

          (a) If a Participant's employment is terminated in circumstances entitling him to a separation benefit as provided in Section 4.2(a) or (aa), the Participant's Employer shall pay such Participant, within 20 days of the Date of Termination, a cash lump sum as set forth in Section 4.3(b) (unless a deferral has been elected under the next sentence) and the continued benefits set forth as Section 4.3(c). The Participant may file a written irrevocable deferral election form with the Employer either prior to the expiration of thirty days from the date he or she has become a Participant in this Plan and prior to termination of employment, or in the event of a Covered Termination Associated with a Change in Control, prior to the first date on which a Change in Control of the Corporation occurs, electing to defer all or part of such compensation and irrevocably specifying a method of payment for such compensation from among the methods allowable under the Corporation's Executive Deferred Compensation Plan (the "EDCP"). Any deferred amounts shall be credited with earnings in the same manner as the Interest Rate Fund provided for in the EDCP or any other investment alternative that may later become allowable under the EDCP and the EDCP provisions shall apply to deferrals made hereunder except that (i) the provisions for a mandatory lump sum payment upon a "Change in Control" as defined in the EDCP shall not apply to deferrals made hereunder and (ii) the entire amount deferred under this Plan shall be paid in a lump sum by the Corporation no later than 20 days from the Date of Termination to such grantor or "rabbi" trust as the Corporation shall have established as a vehicle to hold such amount pending payment, but with such trust designed so that the Executive's rights to payment of such benefits are no greater than those of an unsecured creditor. For purposes of determining the benefits set forth in Sections 4.3(b) and 4.3(c), if the termination of the Participant's employment is based upon a reduction of the Participant's Annual Salary or benefits as described in Section 4.2(a)(ii) or 4.2(a)(iii) or as described in those same sections as modified in Section 3(c) of the Appendix, such reduction shall be ignored.
          (b) The cash lump sum referred to in Section 4.3(a) shall equal the aggregate of the following amounts:

               (i)  the sum of (A) the Participant's Annual
                    Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (1) the Target Incentive and (2) a fraction, the numerator of which is the number of days in such year through the date of Termination, and the denominator of which is 365, and (C) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

               (ii) an amount equal to the product of (A) three,
                    and (B) the sum of (1) the Participant's
                    Annual Salary and (2) the higher of the
                    Target Annual Incentive Award or the Annual
                    Incentive Award; and

               (iii)     an amount equal to the difference
                    between (A) the actuarial equivalent of the benefit under the Corporation's qualified defined benefit retirement plan (the "Retirement Plan") and any excess or supplemental retirement plans in which the Participant participates (together, the "SERP") which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant's compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination or, if higher, immediately before the WICOR Closing Date or the first date on which a Change in Control of the Corporation occurs, as the case may be, and (B) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination and the WICOR Closing Date or the first date on which a Change in Control of the Corporation occurs, as the case may be.

          (c) The continued benefits referred to above shall be the provision to the Participant and his or her family during the Separation Period of medical, dental and life insurance benefits as if the Participant's employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Corporation's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period.

     To the extent any benefits described in this Section 4.3(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Employer shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

     IV.4 Other Benefits Payable. The cash lump sum and continuing benefits described in Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, restricted stock plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay under any severance plan, practice or program or pay in lieu of notice required to be paid to such Participant under applicable law.

     IV.5 Certain Reduction of Payments by the Corporation.

     Notwithstanding any other provision of this Plan, if any portion of the Separation Benefits or any other payment under any other agreement with or plan of the Corporation or the Employer (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code (the "Code") (or any successor provision) or which the Corporation may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Plan, the terms "excess parachute payment" and "parachute payments" shall have the meaning assigned to them in Section 280G of the Code (or any successor provision), and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Within 60 days following delivery of a notice by the Corporation to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Participant and the Corporation, at the Corporation's expense, shall obtain the opinion (which need not be unqualified) of the Corporation's independent auditors which sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 4.5. As used in this Section 4.5, "Base Period Income" means the Participant's "annualized includible compensation for the base period" as defined in
Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Corporation and the Participant. Such opinion shall be dated as of the Participant's date of termination of employment and addressed to the Corporation and the Participant and shall be binding, absent manifest error, upon the Corporation and the Participant. If such opinion determines that there would be an excess parachute payment, the Separation Benefits hereunder or any other payment determined by such auditors to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Corporation within 30 days of the Participant's receipt of such opinion or, if the Participant fails to so notify the Corporation, then as the Corporation shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such auditors so request in connection with the opinion required by this Section, the Participant and the Corporation shall obtain, at the Corporation's expense, and the auditors may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. Notwithstanding the foregoing, the calculations provided for herein shall be based upon the conclusive presumption that the following are reasonable: the compensation payments made under Section 4.3(b)(i) as well as any other compensation, earned prior to the date of the Participant's termination of employment pursuant to the Corporation's compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control. If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this Section 4.5 shall be of no further force or effect.

     The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would subject the Participant to the tax imposed by Section 4999 of the Code. Such notification shall be given as soon as practicable, but no later than 10 business days after the Participant is informed in writing of such claim and shall apprise the Corporation of the nature of the claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant agrees to give the Corporation any information reasonably requested by the Corporation in writing relating to such claim, to take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, to cooperate with the Corporation in good faith in order to effectively contest such claim, to permit the Corporation to control any proceedings relating to such claim and to permit the Corporation to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim. The Corporation shall bear and pay directly all costs and expenses, including additional interest and penalties, incurred in connection with such contest. Further, provided only that Corporation receives timely written notification from the Participant with respect to such claim, the Corporation will indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax under Section 4999 of the Code (including interest and penalties thereon), such that the net amount retained by the Participant after the deduction of any such excise tax and any interest or penalties thereon (but not any federal, state or local income tax) would be the same as if such excise tax had never applied.

     IV.6 Payment Obligations Absolute; Offset for WICOR Agreements and for Wisconsin Energy Senior Executive Severance Policy. Subject to Section 4.5 and except for the WICOR Agreements offset and offset for the Wisconsin Energy Senior Executive Severance Policy described below, the obligations of the Corporation and the Employers to pay the separation benefits described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.3(c). The parties acknowledge that pursuant to the Merger Agreement the Corporation (or a Subsidiary) has expressly assumed all of the obligations of WICOR under certain Key Executive Employment and Severance Agreements between WICOR and certain Participants dated in 1997 (the "WICOR Agreements"). The WICOR Agreements provide for the payment of certain cash compensation (the "WICOR Cash Amounts") and provision of certain benefits (the "WICOR Benefits") to the Participants covered by a WICOR Agreement under certain circumstances. Should the Corporation (or a Subsidiary) become obligated to make any WICOR Cash Amounts or WICOR Benefits, such items shall be offset against any cash payments or benefits otherwise due to such Participant under the terms of this Plan in the manner provided herein. The WICOR Cash Amounts shall be offset dollar-for-dollar against any cash payments otherwise due under this Plan. The Corporation's obligation to such Participant with respect to the SERP referenced in Section 4.3(b)(iii) of this Plan shall be subject to an actuarial equivalent offset for the value of the additional pension benefit provided for in Section 8(b)(i) of the WICOR Agreement. Unless such Participant elects within 10 days after the Date of Termination to commence pension benefits immediately, the offset will be calculated for any such Participant who is younger than age 63 on the Date of Termination as if such additional pension benefits were earned over the 2-year period following such Participant's Date of Termination and became payable at the end of such period and calculated for any such Participant who is age 63 or older on the Date of Termination as if such additional pension benefits were earned up until such Participant's 65th birthday and became payable then. Actuarial equivalency for this purpose shall be determined using the interest rate and mortality table referenced in Article VIII of the SERP. The Corporation's obligation to such Participants under Section 4.3(c) hereof with respect to life insurance and medical and dental benefits shall be eliminated entirely if the Corporation (or a Subsidiary) becomes obligated under Section 8(b)(ii) of the WICOR Agreement to provide welfare benefits of the same type to such Participant and his or her family, for the period of time that such welfare benefits are provided under the WICOR Agreement. However, if at the end of such period of time, the Separation Period for welfare benefits of the same type under Section 4.3(c) would not have expired, then the Corporation shall extend the life insurance, medical and dental benefits under the terms of Section 4.3(c) hereof for the remaining balance of the Separation Period. If the Corporation (or a Subsidiary) becomes obligated to and provides outplacement services to any such Participant under
Section 8(b)(iii) of the WICOR Agreement, the cost to the Corporation (and any Subsidiary) of such services shall be a dollar-for-dollar offset against any cash payments otherwise due to such Participant under this Plan. If any Participant in this Plan is also a participant under the Wisconsin Energy Senior Executive Severance Policy adopted by Wisconsin Energy in 1995 (the "SESP") and become entitled to any cash or benefits under the terms of the SESP, the same shall be offset against any cash or benefits otherwise due to such Participant under the terms of this Plan.


                            ARTICLE V
                     PARTICIPATING EMPLOYERS

     This Plan may be adopted by any Subsidiary of the Corporation. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are Participants pursuant to Section 3.1.


                           ARTICLE VI
                    SUCCESSOR TO CORPORATION

     This Plan shall bind any successor of the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place.

     In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation's obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The term "Corporation," as used in this Plan, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.


                           ARTICLE VII
               DURATION, AMENDMENT AND TERMINATION

     VII.1 Duration. This Plan shall be deemed established, without the need for any further act by the Board, on the Effective Time of Merger and it shall continue for a period of 2 years after the WICOR Closing Date, on which date it will expire, unless extended for an additional period or periods by resolution adopted by the Board.

     However, once the WICOR Closing Date has occurred, then notwithstanding any other provision of the Plan, the Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Sections 4.5 and
4.6 have been made.

     If the Effective Time of Merger has not occurred on or prior to January 1, 2001, then this Plan will become void and of no force and effect.

     Pursuant to the Amendment Agreement, the Board has extended this Plan to continue it on a year by year basis after the expiration of a period of 2 years following the WICOR Closing Date. The Corporation reserves the right, however, to terminate this Plan at any time by providing written notice of such termination to each person who is then a Participant at least one year in advance of the effective date of the Plan's termination. However, if prior to the effective date of the Plan termination, a Participant has become entitled to payment of a Separation Benefit or any other amounts under the Plan, such individual shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

     VII.2 Amendment. Except as provided in Section 7.1, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants. Notwithstanding any other provision in the Plan, nothing in the Amendment Agreement shall in any manner alter or diminish or be construed to alter or diminish the rights of the individuals who are Participants in this Plan as of the WICOR Closing Date.


     VII.3 Form of Amendment. The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment has been approved by the Board.


                          ARTICLE VIII
                          MISCELLANEOUS

     VIII.1 Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Corporation or the Employer will pay for all actual reasonable legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action.

     VIII.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries regarding termination of employment.

     VIII.3 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Human Resources Department of the Corporation and must be received within 90 days after termination of employment. If the Corporation determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Corporation determines additional time, not exceeding 90 days, is needed.
The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of his or her claim by the Corporation and desires a further review. The Corporation shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Corporation. The Corporation will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Corporation fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Corporation shall be deemed to have denied the claim.

     VIII.4 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     VIII.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Wisconsin, without reference to principles of conflict of law, except to the extent preempted by federal law.

     VIII.6 Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Employer (to the attention of the Secretary of the Employer) at its principal executive office and to the Participant at his/her principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.
                           SCHEDULE 1


           Participants Eligible for Tier 1 Separation
             Benefits if the Conditions Specified in
                  Section 4.2(a) are Satisfied:

                         Thomas Schrader
                         Joseph Wenzler
                          Bronson Haase
                         James Donnelly